EXHIBIT 10.20 Distribution and Indemnity Agreement dated as of November 23, 1993 between Ryder System, Inc. and Aviall, Inc.

                      DISTRIBUTION AND INDEMNITY AGREEMENT

                                    BETWEEN

                               RYDER SYSTEM, INC.

                                      and

                                  AVIALL, INC.

                      DISTRIBUTION AND INDEMNITY AGREEMENT

                               TABLE OF CONTENTS



ARTICLE I.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1

        Section 1.01      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1

ARTICLE II.      THE DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4

        Section 2.01      The Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
        Section 2.02      Cooperation Prior to the
                            Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
        Section 2.03      Conditions to Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
        Section 2.04      Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6

ARTICLE III.     TRANSACTIONS RELATING TO
                   THE DISTRIBUTION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6

        Section 3.01      Intercorporate Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
        Section 3.02      Repayment of Intercompany
                            Indebtedness and Payment
                            of Dividend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
        Section 3.03      Distribution Statement
                            and Settlement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
        Section 3.04      Tax Sharing Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
        Section 3.05      Employee Benefits Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
        Section 3.06      Services Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
        Section 3.07      The Aviall Board  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
        Section 3.08      Aviall Charter and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
        Section 3.09      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
        Section 3.10      Use of Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
        Section 3.11      Disposition of Businesses Held for
                             Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
        Section 3.12      Release of Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      17


ARTICLE IV.      INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18

        Section 4.01      Indemnification by Ryder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18
        Section 4.02      Indemnification by Aviall . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18
        Section 4.03      Limitations on Indemnification
                            Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
        Section 4.04      Procedures for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
        Section 4.05      Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
        Section 4.06      Survival of Indemnities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22

ARTICLE V.       ACCESS TO INFORMATION; SERVICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22

        Section 5.01      Provision of Corporate Records  . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
        Section 5.02      Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      23
        Section 5.03      Production of Witnesses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      23
        Section 5.04      Retention of Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      23
        Section 5.05      Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24
        Section 5.06      Provision of Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24

ARTICLE VI.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      25

        Section 6.01      Complete Agreement; Construction  . . . . . . . . . . . . . . . . . . . . . . . . . .      25
        Section 6.02      Survival of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      25
        Section 6.03      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      25
        Section 6.04      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      25
        Section 6.05      Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      26
        Section 6.06      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      26
        Section 6.07      Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      26
        Section 6.08      Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      26
        Section 6.09      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
        Section 6.10      No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
        Section 6.11      Titles and Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
        Section 6.12      Legal Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27


SCHEDULE 3.01  Subsidiaries
SCHEDULE 4.01  Ryder Indemnification
SCHEDULE 4.02  Aviall Indemnification

                      DISTRIBUTION AND INDEMNITY AGREEMENT


        DISTRIBUTION AND INDEMNITY AGREEMENT (this "Agreement"), dated as of November 23, 1993, between RYDER SYSTEM, INC., a Florida corporation ("Ryder") and AVIALL, INC., a Delaware corporation and, as of the date hereof, a wholly owned subsidiary of Ryder ("Aviall").

        WHEREAS, the Ryder Board has determined that it is appropriate and desirable to transfer to a single corporation the aviation services businesses previously conducted by certain direct and indirect Subsidiaries (as defined below) of Ryder and to distribute to the stockholders of Ryder on a pro rata basis all of Ryder's interest in such corporation; and

        WHEREAS, such distribution is intended to qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended; and

        WHEREAS, Ryder and Aviall have determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect such distribution and certain other agreements that will govern certain matters relating to such distribution;

        NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

        Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        Action: any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

        Affiliate: as defined in Rule 12b-2 under the Exchange Act, including with respect to Aviall any Aviall Subsidiary and with respect to Ryder any Ryder Subsidiary.

        Agent:  The First National Bank of Boston, as distribution agent.

        Aviall Common Stock: the Common Stock, par value $.01 per share, of Aviall.

        Aviall Subsidiary: any Subsidiary of Ryder or Aviall that will be a Subsidiary of Aviall immediately following the Distribution Date, and any other Subsidiary of Aviall which thereafter may be organized or acquired.

        Code:  the Internal Revenue Code of 1986, as amended.

        Commission:  the Securities and Exchange Commission.

        Distribution: the distribution to holders of Ryder Stock of the shares of Aviall Common Stock owned by Ryder on the Distribution Date.

        Distribution Date: the date determined by the Ryder Board on which the Distribution shall be effected.

        Employee Benefit Plan: an employee welfare benefit plan or an employee pension benefit plan as defined in Sections 3(1) and 3(2) of ERISA or a plan which is both an employee welfare benefit plan and an employee pension benefit plan.

        Employee Benefits Agreement: the Employee Benefits Agreement between Ryder and Aviall, the form of which is attached hereto as Annex A.

        ERISA: the Employee Retirement Income Security Act of 1974, as amended, or any successor legislation.

        Exchange Act:  the Securities Exchange Act of 1934, as amended.

        Form 10: the registration statement on Form 10 filed by Aviall with the Commission to effect the registration of the Aviall Common Stock pursuant to the Exchange Act.

        Information Statement: the information statement to be sent to the holders of Ryder Stock in connection with the Distribution.

        Insurance Proceeds: those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustments (including reserves) or retrospectively rated premium adjustments.

        IRS:  the Internal Revenue Service.

        Liabilities: any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking including those arising under this Agreement.

        Losses: any and all losses, Liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

        Record Date: the close of business on the date to be determined by the Ryder Board as the record date for the Distribution.

        Ryder Board:  the Board of Directors of Ryder.

        Ryder Stock:  the Common Stock, $.50 par value, of Ryder.

        Ryder Subsidiary: any Subsidiary of Ryder other than Aviall or any Aviall Subsidiary, including any Subsidiary of Ryder following the Distribution Date and any other Subsidiary of Ryder which thereafter may be organized or acquired.

        Separated Employee: any individual who, on or prior to the Distribution Date, was employed by Ryder or any of its Subsidiaries (including, without limitation, Aviall or any Aviall Subsidiaries) and who, on or after the Distribution Date, or otherwise in connection with the Distribution, remains or, within 60 days after the Distribution Date, becomes, as the case may be, employed by Aviall or any Aviall Subsidiary, including any beneficiary or dependent of such individual, as applicable.

        Services Agreement: the Services Agreement between Ryder and Aviall, the form of which is attached hereto as Annex B.

        Subsidiaries: the term "Subsidiaries" as used herein with respect to any entity shall, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such entity.

        Tax Sharing Agreement: the Tax Sharing Agreement between Ryder and Aviall, the form of which is attached hereto as Annex C.


                                   ARTICLE II

                                THE DISTRIBUTION

        Section 2.01 The Distribution. Subject to Section 2.03 hereof, on or prior to the Distribution Date, Ryder will deliver to the Agent for the benefit of holders of record of Ryder Stock on the Record Date, a single stock certificate, endorsed by Ryder in blank, representing all of the then outstanding shares of Aviall Common Stock owned by Ryder, and shall cause the transfer agent for the Ryder Stock to instruct the Agent to distribute on the Distribution Date (or as soon as practicable thereafter) the appropriate number of such shares of Aviall Common Stock to each such holder or designated transferee or transferees of such holder. The Distribution shall be effective as of 5:00 P.M., New York City time, on the Distribution Date. Aviall will provide to the Agent all share certificates and any information required in order to complete the Distribution on the basis of one share of Aviall Common Stock for each four shares of Ryder Stock outstanding on the Record Date, subject to Section 2.04 hereof.

        Section 2.02  Cooperation Prior to the Distribution.

        (a) Ryder and Aviall have prepared, and Ryder shall mail, prior to the Distribution Date, to the holders of Ryder Stock, the Information Statement, which shall set forth appropriate disclosure concerning Aviall, the Distribution and other matters. Ryder and Aviall have prepared, and Aviall has filed with the Commission, the Form 10, which includes or incorporates by reference the Information Statement. Ryder and Aviall shall use reasonable efforts to cause the Form 10 to become effective under the Exchange Act as soon as practicable.

        (b) Ryder and Aviall shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans contemplated by the Distribution and this Agreement.

        (c) Ryder and Aviall shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States, in connection with the transactions contemplated by this Agreement.

        (d) Ryder and Aviall have prepared, and Aviall has filed in preliminary form and shall seek to make effective, an application to permit the listing of the Aviall Common Stock on the New York Stock Exchange (the "Exchange").

        Section 2.03 Conditions to Distribution. This Agreement and the consummation of each of the transactions provided for herein shall be subject to approval of the Ryder Board in its discretion. The Ryder Board shall in its discretion establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution, but in no event shall the Distribution Date occur prior to such time as each of the following have occurred or have been waived by the Ryder Board in its discretion: (i) the regulatory approvals and all other material consents which are required to effect the Distribution shall have been received; (ii) the Ryder Board shall have formally approved the Distribution; (iii) the Form 10 shall have been declared effective by the Commission; (iv) Ryder shall have received a favorable response from the Staff of the Commission to its request for a no-action letter concerning, among other matters, whether the Distribution may be effected without registration of the Aviall Common Stock under the Securities Act of 1933; (v) the Ryder Board shall have received an opinion of counsel satisfactory to it that the Distribution will be a tax-free "spin-off" under Section 355 of the Code; (vi) the Board of Directors of Aviall, comprised as contemplated by Section 3.07, shall have been duly elected, and the Certificate of Incorporation and the Bylaws of Aviall, as described in Section 3.08, shall have been adopted and be in effect; (vii) the Aviall Common Stock shall have been accepted for listing by the Exchange; (viii) the transactions contemplated by Sections 3.01 and 3.02 shall have been consummated in all material respects; and (ix) Aviall shall have arranged for a bank credit facility which provides funding for the transactions contemplated by Section
3.02 and for Aviall's working capital needs following the Distribution; provided that the satisfaction of such conditions shall not create any obligation on the part of Ryder or any other party hereto to effect the Distribution or in any way limit Ryder's power of termination set forth in
Section 6.09 or alter the consequences of any such termination from those specified in such Section.

        Section 2.04 Fractional Shares. The parties agree that the Agent shall be directed as soon as practicable after the Distribution Date to determine the number of whole shares and fractional shares of Aviall Common Stock allocable to each holder of record of Ryder Stock as of the Record Date, to aggregate all such fractional shares and sell the whole shares obtained thereby at then prevailing prices and to cause to be distributed to each such holder to which a fractional share shall be allocable such holder's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.


                                  ARTICLE III

                   TRANSACTIONS RELATING TO THE DISTRIBUTION

        Section 3.01  Intercorporate Reorganization.

        (a) Immediately prior to the Distribution, Ryder shall transfer, directly and indirectly, all of the outstanding capital stock of the direct and indirect Subsidiaries of Ryder listed on Schedule 3.01 hereto to Aviall as a contribution to the capital of Aviall. The transfer of capital stock shall be effected by means of delivery of stock certificates duly endorsed or accompanied by duly executed stock powers and notation on the stock records books of the corporation or other legal entities involved and, to the extent required by applicable law, by notation on appropriate registries.

        (b) Prior to the Distribution Date, Ryder and Aviall shall take all steps necessary to increase the outstanding shares of Aviall Common Stock so that immediately prior to the Distribution, Ryder will hold a number of shares of Aviall Common Stock equal to one-quarter of the number of shares of Ryder Stock outstanding on the Record Date.

        Section 3.02 Repayment of Intercompany Indebtedness and Payment of Dividend.

        (a) Immediately prior to the Distribution, all net intercompany indebtedness, including accrued interest in respect thereof (including, without limitation, (i) any amounts advanced to Aviall by Ryder pursuant to subsection
(c) of this Section 3.02 and (ii) any adjustments to such net intercompany indebtedness to be made pursuant to Sections 3.03(b) and (c) hereof) owing between Ryder and the Ryder Subsidiaries, on the one hand, and Aviall and the Aviall Subsidiaries, on the other hand, as of the close of business on the last day of the month immediately preceding the month in which the Distribution Date occurs (the "Prior Month End"), as reflected in the Distribution Statement (as defined in Section 3.03(a)), shall be paid in full (the "Debt Repayment").

        (b)  Prior to the Distribution, and subject to subsection (e) of this
Section 3.02, the Aviall Subsidiaries shall pay cash dividends (the "Special Dividends" and, together with the Debt Repayment, the "Ryder Payments") to Ryder. The Special Dividend Amount shall equal the amount, if any, by which
(i) Ryder's Investment (as defined below) in Aviall and the Aviall Subsidiaries as of the Prior Month End, as reflected in the Distribution Statement (which shall include the after tax earnings of Aviall's foreign Subsidiaries for the month ending on the Prior Month End) exceeds (ii) Aviall's Projected Net Book Value (as defined below). Projected Net Book Value shall equal $314 million reduced (or increased) by the product of (x) the net after-tax income (losses) projected for Aviall and the Aviall Subsidiaries for the month in which the Distribution Date occurs, as reflected in Schedule 3.03(a) and (y) a fraction, the numerator of which is the number of calendar days from and including the day immediately following the Prior Month End through and including the Distribution Date, and the denominator of which is the total number of calendar days in the month in which the Distribution Date occurs. Ryder's Investment means the book value of the consolidated assets of Aviall and the Aviall Subsidiaries less the book value of the consolidated liabilities of Aviall and the Aviall Subsidiaries.

        (c) If requested by Aviall, Ryder will provide advances to Aviall, or accept repayment of advances from Aviall, during the period from the Prior Month End to the day prior to the Distribution Date.

        (d) The parties agree and acknowledge that as of the Distribution Date and other than as expressly contemplated by this Agreement and other than charges for goods and services actually rendered, exclusive of the management fee payable to Ryder, Aviall and the Aviall Subsidiaries shall cease making payments to Ryder or any Ryder Subsidiary and Ryder and the Ryder Subsidiaries shall cease making loans or advances to or investments in Aviall or any Aviall Subsidiary.

        (e) The parties further agree and acknowledge that in no event shall the aggregate amount of the Ryder Payments exceed $450 million.

        Section 3.03  Distribution Statement and Settlement.

        (a) Ryder shall deliver to Aviall, no later than three business days prior to the Distribution Date, a statement of the Ryder Payments (the "Distribution Statement"). The Distribution Statement shall be prepared from the consolidated financial statements of Ryder, which financial statements will be in accordance with generally accepted accounting principles ("GAAP"), applied consistently in all material respects with Ryder's accounting policies and practices in effect as of the Distribution Date, except for the inclusion of the after tax earnings of Aviall's foreign Subsidiaries for the month ending on the Prior Month End and except as shall be adjusted to reflect the transactions to be effected in connection with the Distribution which are set forth in Schedule 3.03(a) hereto. The Distribution Statement shall not reflect decisions or actions of management of Aviall after the Distribution Date, including without limitation discontinuance of lines of business, dispositions of assets and facility closings. Aviall agrees to fully cooperate with Ryder by providing to Ryder as promptly as practicable all information requested by Ryder to prepare the Distribution Statement.

        (b) For purposes of Section 3.02(a), the intercompany indebtedness owed to Ryder by Aviall as of the Prior Month End shall be deemed to be adjusted to reflect the transactions to be effected in connection with the Distribution which are set forth in Schedule 3.03(a).

        (c) If there are any items related to the Distribution Statement which are in dispute, then such items shall be submitted to KPMG Peat Marwick ("Peat Marwick") for resolution. For purposes of dispute resolution, the accounting policies followed by Ryder up to and including the Distribution Date with respect to the businesses to be transferred to Aviall shall prevail, so long as such policies comply with GAAP. All fees and expenses, if any, for dispute resolution work to be performed by Peat Marwick shall be borne equally by Ryder and Aviall. Peat Marwick shall act as an arbitrator to determine, based solely on presentations by Ryder and Aviall, and not by independent review, only those issues still in dispute.

        Section 3.04 Tax Sharing Agreement. On or prior to the Distribution Date, (i) Ryder and Aviall will execute and deliver the Tax Sharing Agreement and (ii) Aviall and the Aviall Subsidiaries will transfer to Ryder all income tax reserves relating to non-temporary items for which Ryder has assumed responsibility under the Tax Sharing Agreement.

        Section 3.05 Employee Benefits Agreement. On or prior to the Distribution Date, Ryder and Aviall will execute and deliver the Employee Benefits Agreement.

        Section 3.06 Services Agreement. On or prior to the Distribution Date, Ryder and Aviall will execute and deliver the Services Agreement.

        Section 3.07 The Aviall Board. Aviall and Ryder shall take all actions which may be required to elect or otherwise appoint as directors of Aviall, on or prior to the Distribution Date, the persons named in the Form 10 to constitute the Board of Directors of Aviall on the Distribution Date.

        Section 3.08 Aviall Charter and Bylaws. Prior to the Distribution Date, (a) Ryder shall cause the Certificate of Incorporation of Aviall, substantially in the form of Annex C to the Form 10, to be filed with the Secretary of State of the State of Delaware and to be in effect on the Distribution Date, and (b) the Board of Directors of Aviall shall adopt the Bylaws of Aviall substantially in the form of Annex D to the Form 10.

        Section 3.09  Insurance.

        (a) Ryder has historically provided insurance coverage to Aviall and Aviall Subsidiaries through various policies maintained by Ryder for the benefit of itself and its

Subsidiaries for workers' compensation, general liability, fire and other types of losses. Aviall and Aviall Subsidiaries have made payments to Ryder to reimburse Ryder for their pro rata share of any premiums paid to third parties by Ryder to provide such insurance, with deductibles, and for varying limits of liability. Ryder will use reasonable efforts to continue to provide such coverage in accordance with its past practice to Aviall and Aviall Subsidiaries from the date such coverage first commenced until 5:00 P.M. on the Distribution Date or such later date as may be agreed to in writing by Ryder and Aviall and accepted by the relevant insurers, and Aviall shall make payments to Ryder to reimburse Ryder for its pro rata share of any premiums for such coverage in accordance with the past practice established by Ryder and Aviall and Aviall Subsidiaries. To the extent that losses by Aviall are not covered by such third-party insurers, Ryder will not be required to reimburse Aviall for such losses.

        (b) Ryder shall use reasonable efforts to assist Aviall and Aviall Subsidiaries in obtaining initial insurance coverage for Aviall and Aviall Subsidiaries from and after the Distribution Date in such amounts as are agreed upon by the parties. Following the Distribution Date, each of the parties shall cooperate with and assist the other party in the prevention of conflicts or gaps in insurance coverage and/or collection of proceeds. The parties acknowledge that Ryder is the named insured on the aviation liability policies which cover claims made in respect of services rendered to or products sold to customers of Aviall and Aviall Subsidiaries, and the parties agree to use reasonable efforts to assign such policies to Aviall effective as of the Distribution Date and to have Aviall become the named insured under such policies, with Ryder being an additional insured thereunder.

        (c) Ryder and Aviall agree that (i) Aviall shall have the right to present claims to Ryder or Ryder's insurers under all policies of insurance placed by Ryder on Aviall's and Aviall Subsidiaries' behalf, or which include Aviall or Aviall Subsidiaries within them, and (ii) Ryder shall submit such claims to Ryder's insurers on a timely basis or shall assist Aviall in the submission of such claims to such insurers. The parties agree that certain policies are written on an "occurrence" basis and may provide coverage to Aviall and Aviall Subsidiaries for incidents occurring prior to the Distribution Date even though the claim was first made after the Distribution Date and that other policies are written on a "claims made" rather than "occurrence" basis and that such policies may not provide coverage to Aviall and

Aviall Subsidiaries for incidents occurring prior to the Distribution Date but which are first reported after the Distribution Date.

        (d) With respect to any insured Losses or retroactive premium adjustments relating to assets and/or operations of Aviall and/or Aviall Subsidiaries prior to the Distribution Date or such later date as may be agreed to pursuant to Section 3.09(a) hereof: Ryder shall pay over to Aviall any Insurance Proceeds (or, in the case of workers' compensation insurance, Aviall's pro rata share of such proceeds) it receives on account of such Losses, net of the amount of any applicable premium adjustments, retrospectively-rated premium adjustments or other costs which are paid or estimated by Ryder to be paid by Ryder in the ordinary course of business and any costs incurred by Ryder in collecting such proceeds. If Ryder's estimate of such adjustments or other costs proves to be too small or too great, the difference between the estimate and the actual adjustments and other costs shall be paid back to Ryder or over to Aviall, respectively, within one year after the initial payment of insurance proceeds is made.

        (e) Ryder and Aviall agree that each was insured for workers' compensation in the state of Texas under a retrospective rating program during the twelve-month periods beginning on October 1, 1987 and October 1, 1988 by Transportation Insurance Company under policies 001602763 and 001606338. These policies will require ongoing premium adjustments until such time as all claims are closed and Ryder and Transportation Insurance Company agree to a final settlement. Ryder's Risk Management Department will continue to reconcile any retrospective or other premium calculations in accordance with the retrospective rating formula and past practices and will provide Aviall with data supporting the allocation of premiums between Aviall and Ryder.

        Section 3.10  Use Of Name.

        (a) Use of RYDER Name and Mark. Aviall acknowledges that Ryder owns all rights in the RYDER name and mark and that within six months after the Distribution Date, Aviall and any Aviall subsidiary will cease all use of the RYDER name and mark as part of any corporate name, trade name, and/or trademark or service mark, including, without limitation, on any signs, letterhead, business cards, invoices and other business forms, telephone directory listings, and advertising and promotional materials. During the six-month period after the Distribution Date in which any use of the RYDER name or mark is used by Aviall on preexisting signs and printed materials, Ryder will rely on Aviall to maintain the same standards of quality as previously exercised by Aviall.

        (b) Use of AVIALL Name and Mark. Ryder acknowledges that Aviall owns all rights in the AVIALL name and mark and that within six-months after the Distribution Date, Ryder and any Ryder subsidiary will cease all use of the AVIALL name and mark as part of any corporate name, trade name, and/or trademark or service mark, including, without limitation, on any signs, letterhead, business cards, invoices and other business forms, telephone directory listings, and advertising and promotional materials. During the six month period after the Distribution Date in which any use of the AVIALL name or mark is used by Ryder on preexisting signs or printed materials, Aviall will rely on Ryder to maintain the same standards of quality as previously exercised by Ryder.

        Section 3.11  Disposition of Businesses Held for Sale.

        (a) Upon the closing of the sale of all of the Businesses Held for Sale (as defined below) and the collection or sale of the accounts receivable retained by Aviall following the closing of the sale of any such Businesses and related thereto, or otherwise pursuant to subsections (d) and (e) hereof, and upon satisfaction of the conditions set forth in subsection (b) hereof, but in no event later than September 30, 1994, Aviall (i) shall pay to Ryder the first $25 million of the Proceeds (as defined below) attributable to such sale(s) in excess of the aggregate book value of the assets so sold (excluding deferred accumulated income taxes) of the Businesses Held for Sale (determined in accordance with generally accepted accounting principles, consistently applied and consistent with the presentation in the Aviall financial statements included in the Form 10), with the book value of such assets of each such Business determined as of the date of disposition of each such Business; (ii) shall retain the next $10 million of the Proceeds exceeding such aggregate book value; and (iii) shall pay to Ryder 80% of the Proceeds to the extent exceeding such aggregate book value by more than $35 million (the amounts referred to in clauses (i) and (iii) of this subsection (a) being referred to herein as the "Proceeds Payment"); provided, however, that if the Proceeds Payment pursuant to this Section 3.11 would exceed an aggregate of $50 million, then Aviall shall pay to Ryder the sum of $50 million and in no event shall the Proceeds Payment exceed such amount.

        (b) Any Proceeds Payment made pursuant to this Section 3.11 shall be conditioned upon (i) there being Proceeds attributable to the sale of the Businesses Held for Sale, plus cash collections in respect of, or sales of, accounts receivable retained by Aviall following the closing of the sale of any such Businesses and related to such Businesses, in an amount exceeding an aggregate of $177 million, as adjusted for any increases or decreases as of the date of the disposition of each such Business in the assets of such Businesses from an aggregate asset value of all of the assets included in the Businesses Held for Sale of $177 million; (ii) the repayment pursuant to Section 3.4(b) of the Credit Agreement (the "Credit Agreement") governing Aviall's senior secured credit facilities (the "Credit Facilities"), on or prior to the date the Proceeds Payment is made, of not less than $135 million of principal indebtedness incurred by Aviall on or prior to the Distribution Date under Tranche A of the Credit Facilities; and (iii) there not being any Default or Potential Default (as defined in the Credit Agreement), including any Default or Potential Default that would arise as a result of the Proceeds Payment, as of the date of the Proceeds Payment, which shall remain uncured and unwaived from the time of any such Potential Default through and including the date of the Proceeds Payment. To the extent that the aggregate liabilities assumed by the buyer(s) of the Businesses Held for Sale are greater than $42 million, Aviall will borrow up to an amount equal to the amount by which such liabilities exceed $42 million (as increased or decreased by an amount equal to the increase or decrease, as the case may be, referred to in clause (i) of this subsection (b) adjusting the $177 million proceeds threshold for changes in total asset levels) under the Revolving Credit Facility (as defined in the Credit Agreement) to satisfy its obligations pursuant to clause (ii) of this subsection (b).

        (c) Aviall agrees that 100% of the purchase price paid for any Business(es) Held for Sale shall be paid in cash and shall make provision with any buyer(s) of such Businesses for such cash payment.

        (d) Subject to the limitation set forth in the next sentence of this subsection (d) and to the satisfaction of the conditions set forth in subsection (b), at any time on or prior to September 30, 1994, Ryder shall have the option, in its sole discretion, to elect to receive the Proceeds Payment (as adjusted pursuant to the penultimate sentence of this subsection (d)) prior to the consummation of the sale of all the Businesses Held for Sale (the "Prepayment Election"). Ryder shall not be permitted to exercise the Prepayment

Election if the aggregate book value of the assets included in the Business(es) Held for Sale (excluding deferred accumulated income taxes) with respect to which a sale shall not have been consummated as of the date Ryder proposes to make the Prepayment Election is greater than $15 million, with the book value of each category of assets which have not been sold as of the date of the proposed Prepayment Election being equal to the lesser of (x) the book value of such unsold assets as of September 30, 1993 and (y) the book value of such unsold assets on the date of the Prepayment Election. If Ryder makes a Prepayment Election, the amount of the Proceeds Payment shall be calculated by subtracting from the Proceeds attributable to sales of all Businesses Held for Sale which are sold on or prior to the date of the Prepayment Election, the book value of the assets which are so sold. In the event of any Prepayment Election, Ryder shall not be entitled to any further payment from Aviall with respect to any Business(es) Held for Sale which have not been sold at the time of the Prepayment Election.

        (e) If at September 30, 1994 or such earlier time as the Proceeds Payment is made, any amount of Sale Proceeds is held in escrow or subject to a deferred payment mechanism ("Deferred Proceeds"), then the Proceeds Payment shall then be calculated on the basis of the Sale Proceeds which have theretofore been received, and if the Proceeds Payment is made before the disposition of the Deferred Proceeds is resolved, Aviall shall make arrangements which are reasonably satisfactory to Ryder to provide for the payment to Ryder, when and if the disposition of the Deferred Proceeds is resolved, of an amount equal to Ryder's proportionate share of the Deferred Proceeds, as determined pursuant to subsection (a). If the disposition of any of the Businesses Held for Sale includes the payment of Deferred Proceeds, then Aviall shall structure the payment of any such Deferred Proceeds such that Ryder shall be a direct beneficiary of any escrow or similar deferred payment mechanism.

        (f) If post-closing adjustments (other than post-closing payments arising as a result of the parties' indemnification obligations, excluding indemnification obligations with respect to which payments are made on or prior to September 30, 1994) are made (other than Deferred Proceeds paid pursuant to subsection (e) above) pursuant to the purchase agreement(s) with respect to the Businesses Held for Sale which, had they been taken into account at the consummation of the transactions contemplated by such agreement(s), would result in a change in the amount of the Proceeds Payment, then Ryder shall make a payment to Aviall or Aviall shall make a payment to Ryder, as appropriate, to adjust the Proceeds Payment to the amount which would apply had such post-closing adjustments been taken into account at the applicable consummation of the transactions contemplated by such agreement(s).

        (g) At any time on or prior to the earlier of the date on which Ryder makes a Prepayment Election and September 30, 1994, Ryder shall have the option, exercisable in its sole discretion, to purchase from Aviall all accounts receivable retained by Aviall following the closing of the sale of any of the Businesses Held for Sale and related to such Businesses. The purchase price to be paid to Aviall for such accounts receivable shall be the book value of such accounts on the date that Ryder exercises its option to purchase pursuant to this subsection (g).

        (h) Aviall covenants and agrees to use its best efforts to consummate the sale(s) of the Businesses Held for Sale on or prior to September 30, 1994 and not to take any actions which would be inconsistent with a consummation on or prior to such date, or which would result in depriving Ryder of the Proceeds Payment. Aviall further covenants that, from and after the date hereof, Aviall shall afford Ryder and its designated representatives full access to all records, books, contracts, instruments, computer data and other data within Aviall's and Aviall's accountants' and advisors' possession relating directly or indirectly to any of the Businesses Held for Sale and shall make available to Ryder, at Ryder's request and in Ryder's sole discretion, all personnel of Aviall and of Aviall's accountants and advisors having information relating to the Businesses Held for Sale or the sale process with respect to such Businesses. Any information to which Ryder shall have had access pursuant to this subsection (h) shall be treated as confidential pursuant to Section 5.05 of this Agreement.

        (i) "Proceeds" shall mean the aggregate proceeds (the "Sale Proceeds") received by Aviall, plus any liabilities assumed by the buyer in connection with the sale of any assets of the Businesses Held for Sale, plus any amounts arising pursuant to subsection (j), net of reasonable transaction costs and expenses incurred in connection with the sale of any of the Businesses Held for Sale to the extent such costs were not charged against an accrual related to the Businesses Held for Sale.

        (j) For purposes of determining the amount of the Proceeds Payment, any accruals by Aviall attributable to the Businesses Held for Sale (as described in the "Businesses Held for Sale and Restructuring Charges" note to the Aviall

Combined Financial Statements for the three years ended December 31, 1992 and the nine months ended September 30, 1993) which are reversed or are to be reversed (in either case, in whole or in part) in connection with the sale of one or more of the Businesses Held for Sale and the transactions related thereto shall increase, on a dollar-for-dollar basis, the Proceeds received by Aviall for purposes of determining the allocation of such Proceeds pursuant to this Section 3.11; provided, further, that, in determining the amount of such Proceeds and the allocation thereof, the aggregate amount of all accruals reversed (in whole or in part) by Aviall shall not be deemed to exceed an aggregate of $10 million for purposes of increasing the amount of Proceeds. Any net increases in reserves or in accruals after the Distribution Date, or any new reserves or accruals established after the Distribution Date, shall be disregarded and shall not be deemed to reduce the Proceeds attributable to the Businesses Held for Sale for purposes of determining the amount of such Proceeds and the allocation thereof pursuant to this Section 3.11.

        (k) Aviall shall perform its obligations under Section 3.4(b) of the Credit Agreement, and any subsequent amendment or waiver of such provision, or of the defined terms used therein, from the provisions of such Section 3.4(b) as in effect on the date hereof shall not be given effect for purposes of this
Section 3.11.

        (l) For purposes of this Section 3.11, "Businesses Held for Sale" shall mean Aviall's (i) Business Aviation/Forest Park Facility (including Allison distribution rights); (ii) Burbank Facility; (iii) Allison 501 Program Assets; (iv) Dallas/Love Field Fixed Base Operation; and (v) Aviation Sales Unit.

        (m) Aviall shall provide to Ryder, on a monthly basis, the following schedules related to the status of the Businesses Held for Sale: (i) a consolidating balance sheet showing in reasonable detail all of the assets and liabilities of each of the Businesses Held for Sale; (ii) a consolidating statement of operations showing in reasonable detail all of the revenues and expenses of the Businesses Held for Sale (regardless of the fact that these revenues and expenses are not included in Aviall's total results of operations); (iii) a schedule of the accruals originally included in the $177.7 million loss on planned disposal of Businesses Held for Sale, which schedule shall show the original June 30, 1993 accrual balances and the usage of each of these accruals by month with reasonable explanation of each individual charge against each of such accruals; and

(iv) a schedule which reconciles the Proceeds received by Aviall on an interim basis for any of the Businesses Held for Sale to the Proceeds Payment due Ryder upon resolution of criteria listed in subsections (b) and (d), with all amounts of Deferred Proceeds separately identified on such schedule. Any information provided to Ryder under this subsection (m) shall be treated confidential pursuant to Section 5.05 of this Agreement.

        (n) In the event of any dispute between Ryder and Aviall regarding the amount of the Proceeds Payment and if, at the time of such dispute, Peat Marwick are the independent auditors for both Ryder and Aviall, Peat Marwick shall review the calculations of the Proceeds Payment submitted by each of Ryder and Aviall and shall act as arbitrator of any such dispute. If, at the time of such dispute, Peat Marwick are not the independent auditors for both Ryder and Aviall, then the parties shall select another nationally recognized certified public accounting firm, which does not serve as independent auditors for either Ryder or Aviall, to resolve any such dispute. All decisions of Peat Marwick or such other firm shall be final, conclusive and legally binding on Ryder and Aviall with respect to the amount of the Proceeds Payment. Each of Ryder and Aviall shall pay one-half of the fees and expenses of Peat Marwick or such other firm.

        Section 3.12  Release of Guaranty.

        (a) In addition to any other payment required to be made by Aviall to Ryder in connection with the Distribution, and subject to subsection (b) of this Section 3.12, on the Distribution Date and quarterly on the last day of each quarter following the Distribution Date (each, a "Guaranty Payment Date"), commencing on March 31, 1994, Aviall agrees to pay to Ryder an annual amount equal to 2-3/4% of the aggregate principal amount of the Indebtedness (as defined below) outstanding on any such Guaranty Payment Date (the "Guaranty Fee"). The Guaranty Fee shall be payable in consideration of Ryder's continuing guaranty (the "Guaranty") pursuant to the Guarantee Agreement dated as of December 6, 1988 between European Investment Bank ("EIB") and Ryder relating to certain indebtedness of Ryder Airline Services Limited (formerly Caledonian Airmotive Limited) to EIB (the "Indebtedness"). As of the date hereof, the aggregate principal amount of the Indebtedness was approximately $25 million.

        (b) The Guaranty Fee shall cease to be due and payable commencing on the last day of the quarter in which the Guaranty shall have been released pursuant to this Section 3.12.

        (c) Aviall covenants and agrees that it will cause itself or one or more of its Affiliates to be substituted in all respects for Ryder, effective on or prior to November 1, 1994, in respect of all obligations of Ryder under the Guaranty. If Aviall is unable to effect such a substitution with respect to the Guaranty after using its best efforts to do so, Aviall shall obtain letters of credit, on terms and from financial institutions satisfactory to Ryder and EIB, with respect to the Indebtedness covered by the Guaranty. As a result of the substitution contemplated by the first sentence of this subsection (c) or the letter or letters of credit contemplated by the second sentence hereof, Ryder shall cease to have any obligation whatsoever arising from or in connection with the Guaranty.

                                   ARTICLE IV

                                INDEMNIFICATION

        Section 4.01 Indemnification by Ryder. Except with respect to employee benefits or other Liabilities to employees, which shall be governed by the Employee Benefits Agreement, and except with respect to claims for which Insurance Proceeds or other amounts are received, which shall be governed by Sections 3.09(d) and 4.03 hereof, Ryder shall indemnify, defend and hold harmless Aviall, each Affiliate of Aviall and each of their respective directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing (the "Aviall Indemnitees") from and against any and all Losses of the Aviall Indemnitees arising out of or due to the failure or alleged failure of Ryder or any of its Affiliates to pay, perform or otherwise discharge any item set forth on Schedule 4.01 hereto. Anything in this Section 4.01 to the contrary notwithstanding, neither Ryder nor any Ryder Subsidiary shall have any liability whatsoever to either Aviall or any Aviall Subsidiary in respect of any Tax (as such term is defined in the Tax Sharing Agreement), except as otherwise provided in the Tax Sharing Agreement.

        Section 4.02 Indemnification by Aviall. Except with respect to employee benefits or other Liabilities to employees, which shall be governed by the Employee Benefits Agreement, and except with respect to claims for which Insurance Proceeds or other amounts are received, which shall be governed by Sections 3.09(d) and 4.03 hereof, Aviall shall indemnify, defend and hold harmless Ryder, each Affiliate of Ryder and each of their respective directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing (the "Ryder Indemnitees") from and against any and all Losses of the Ryder Indemnitees arising out of or due to the failure or alleged failure of Aviall or any of its Affiliates to pay, perform or otherwise discharge any item set forth on Schedule 4.02 hereto. Anything in this Section
4.02 to the contrary notwithstanding, neither Aviall nor any Aviall Subsidiary shall have any liability whatsoever to either Ryder or any Ryder Subsidiary in respect of any Tax, except as otherwise provided in the Tax Sharing Agreement.

        Section 4.03 Limitations on Indemnification Obligations. The amount which any party (an "Indemnifying Party") is or may be required to pay to any other party (an "Indemnitee") pursuant to Section 4.01 or Section 4.02 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee, in reduction of the related Loss. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Loss and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received (up to but not in excess of the amount of any indemnity payment made hereunder). An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

        Section 4.04  Procedures for Indemnification.

        Procedures for Indemnification of Third Party Claims. Procedures for Indemnification of Third Party Claims shall be as follows:

        (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including, without limitation, any governmental entity) who is not a party to this Agreement (or any Affiliate of either party) or to the Tax Sharing Agreement of any claim or of the commencement by any such person of any Action (a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to
Section 4.01, 4.02 or any
other Section of this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third Party Claim; provided that the failure of any Indemnitee to give notice as provided in this Section 4.04(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail.

        (b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days of the receipt of notice from an Indemnitee in accordance with Section 4.04(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article IV for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided that if the defendants with respect to any such Claim include both the Indemnifying Party and one or more Indemnitees and in any Indemnitee's reasonable judgment a conflict of interest between one or more of such Indemnitees and such Indemnifying Party exists in respect of such claim or if the Indemnifying Party shall have assumed responsibility for such claim with any reservations or exceptions, such Indemnitees shall have the right to employ separate counsel to represent such Indemnitees and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 4.04(b), such Indemnitee may defend or (subject to the remainder of this Section 4.04(b)) seek to compromise or settle such Third Party Claim. Notwithstanding the foregoing, neither an Indemnifying Party nor an Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. Neither an Indemnifying Party nor an Indemnitee shall consent to entry of any judgment or enter into any settlement of any Third Party

Claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee, in the case of a consent or settlement by an Indemnifying Party, or to the Indemnifying Party, in the case of a consent or settlement by the Indemnitee, of a written release from all liability in respect to such Third Party Claim.

        (c) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the related Indemnitee shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement or compromise, and shall otherwise cooperate in the defense, settlement or compromise of such Third Party Claims.

        (d) Notwithstanding anything else in this Section 4.04 to the contrary, if an Indemnifying Party notifies the related Indemnitee in writing of such Indemnifying Party's desire to settle or compromise a Third Party Claim on the basis set forth in such notice (provided that such settlement or compromise includes as an unconditional term thereof the giving by the claimant or plaintiff of a written release of the Indemnitee from all liability in respect thereof) and the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third Party Claim shall be equal to (i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (ii) the lesser of (A) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (B) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to pursue such Third Party Claim.

        (e) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30 day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30 day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under this Agreement or under applicable law.

        (f) In addition to any adjustments required pursuant to Section 4.03, if the amount of any Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

        (g) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

        Section 4.05  Remedies Cumulative.  The remedies provided in this
Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

        Section 4.06 Survival of Indemnities. The obligations of each of Ryder and Aviall under this Article IV shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities, with respect to any Loss of the other related to such assets, businesses or Liabilities.


                                   ARTICLE V

                        ACCESS TO INFORMATION; SERVICES

        Section 5.01 Provision of Corporate Records. As soon as practicable after the date of this Agreement, Ryder shall deliver to Aviall all books and records of the businesses conducted or to be conducted by Aviall and the Aviall Subsidiaries. Such books and records shall be the property of Aviall, but shall be retained in accordance with the provisions of Section 5.04.

        Section 5.02 Access to Information. From and after the Distribution Date, Ryder shall afford to Aviall and its authorized accountants, counsel and other designated representatives (collectively, "Representatives") reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within Ryder's possession relating to Aviall or any Aviall Subsidiary, insofar as such access is reasonably required by Aviall or any Aviall Subsidiary. Similarly, Aviall shall afford to Ryder and its Representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to Information within Aviall's possession relating to Aviall and any Aviall Subsidiary or Ryder or any Ryder Subsidiary, insofar as such access is reasonably required by Ryder or any Ryder Subsidiary. Information may be requested under this Article V for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

        Section 5.03 Production of Witnesses. After the Distribution Date, each of Ryder and Aviall and its respective Subsidiaries shall use reasonable efforts to make available to the other party and its Subsidiaries, upon written request, its directors, officers, employees and agents as witnesses to the extent that any such person may reasonably be required (giving consideration to business demands of such Representatives) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

        Section 5.04 Retention of Records. Except as otherwise required by law or agreed to in writing, each of Ryder and Aviall shall retain, and shall cause its Subsidiaries to retain following the Distribution Date, for a period consistent with the document retention policies then in effect at Ryder, Aviall and Aviall Subsidiaries, respectively, all significant Information relating to the business of the other and the other's Subsidiaries. In addition, after the expiration of the applicable document retention periods, such Information shall not be destroyed or otherwise disposed of at any time, unless, prior to such destruction or disposal, (a) the party proposing to destroy or otherwise dispose of such Information shall provide no less than 30 days' prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.

        Section 5.05 Confidentiality. Each of Ryder and the Ryder Subsidiaries on the one hand, and Aviall and the Aviall Subsidiaries on the other hand, shall hold, and shall cause its Representatives to hold, in strict confidence, all Information concerning the other in its possession or furnished by the other or the other's Representatives pursuant to either this Agreement or the Tax Sharing Agreement (except to the extent that such Information has been (a) in the public domain through no fault of such party or (b) later lawfully acquired from other sources by such party), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose by judicial or administrative process or, as advised by its counsel, by other requirements of law.

        Section 5.06  Provision of Services.

        (a) Ryder shall make available to Aviall, during normal business hours and in a manner that will not unreasonably interfere with Ryder's business, its tax, internal audit, accounting, legal and similar staff and services upon the terms and subject to the conditions set forth in the Services Agreement.

        (b) Aviall shall make available to Ryder, during normal business hours and in a manner that will not unreasonably interfere with Aviall's business, its tax, internal audit, accounting, legal and similar staff and services (collectively "Aviall Services") whenever and to the extent that they may be reasonably required in connection with the preparation of tax returns, audits, claims or litigation, and otherwise to assist in effecting an orderly transition following the Distribution. Aviall shall be entitled to receive from Ryder, upon the presentation of invoices therefor, reimbursement for all fully allocated direct costs of providing the Aviall Services, but without any profit to Aviall.

                                   ARTICLE VI

                                 MISCELLANEOUS

        Section 6.01 Complete Agreement; Construction. This Agreement, the Employee Benefits Agreement, the Tax Sharing Agreement and the Services Agreement, including any schedules and exhibits hereto or thereto, and other agreements and documents referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Tax Sharing Agreement, the provisions of the Tax Sharing Agreement shall control.

        Section 6.02 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

        Section 6.03 Expenses. Except as otherwise set forth in this Agreement, the Employee Benefits Agreement or the Tax Sharing Agreement, all costs and expenses arising on or prior to the Distribution Date (whether or not then payable) in connection with the Distribution (other than (i) costs incurred in connection with any financing arrangements entered into by Aviall or any of its Subsidiaries, (ii) listing fees of any national securities exchange incurred with respect to listing the Aviall Common Stock, (iii) any fees charged by the rating agencies for rating Aviall securities, (iv) the fees and expenses of any outside consultant or counsel retained by Aviall, (v) costs incurred in engraving and printing the stock certificates of Aviall, (vi) one-half of the cost of printing and distributing the Form 10 and Information Statement and (vii) costs (including attorneys' fees) of establishing any new employee benefit or compensation plans of Aviall, which shall be paid by Aviall) shall be paid by Ryder to the extent that appropriate documentation concerning such costs and expenses shall be provided to Ryder.

        Section 6.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

        Section 6.05 Consent to Jurisdiction. Ryder and Aviall consent to and hereby submit to the exclusive jurisdiction of any state or federal court located in the state of New York solely for the purpose of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The exclusive venue for adjudication of any dispute or proceeding arising out of this Agreement or the transactions contemplated hereby shall be the state or federal courts located in the State of New York and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

        Section 6.06 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered by hand, mailed by registered or certified mail (return receipt requested), or sent by cable, telegram, telex or telecopy (confirmed by regular, first-class mail), to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

        if to Ryder:

                 Ryder System, Inc.
                 3600 NW 82 Avenue
                 Miami, Florida  33166
                 Attention:  General Counsel

        if to Aviall:
                 Aviall, Inc.
                 9311 Reeves Street
                 Dallas, Texas  75235
                 Attention:  General Counsel

        Section 6.07 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

        Section 6.08 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

        Section 6.09 Termination. This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Ryder Board without the approval of Aviall or Ryder's shareholders. In the event of such termination, no party shall have any liability of any kind to any other party on account of such termination except that expenses incurred in connection with the transactions contemplated hereby shall be paid as provided in Section 6.03.

        Section 6.10 No Third Party Beneficiaries. Except for the provisions of Article IV relating to Indemnitees, this Agreement is solely for the benefit of the parties hereto and their respective Affiliates and should not be deemed to confer upon third parties (including any employee of Ryder or Aviall or any Ryder or Aviall Subsidiary) any remedy, claim, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

        Section 6.11 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        Section 6.12 Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                        RYDER SYSTEM, INC.



                                        By:
                                           ----------------------------


                                        AVIALL, INC.



                                        By:
                                           ----------------------------

                                 SCHEDULE 3.01


Aeronautical Improvements Corporation (Florida)

Ryder Airline, Inc. (Delaware)
        APS Technical Specialties, Inc. (California)
        Ryder Airline Services, Inc. (Delaware)
                 Ryder Aviation Leasing & Sales Corporation (Barbados) Ryder Aviation Sales International, Inc. (Florida) Aviation Sales Leasing Company, Inc. (Florida)

Ryder Airline Services Limited (Scotland)

Aviall (UK) Limited (England)

Inventory Locator Service, Inc. (Tennessee)

Ryder Aviall, Inc. (Florida)
        Airplane Things, Inc. (Texas)
        Aviall Far East, Inc. (Florida)
                 Ryder Aviall Aviation Pte. Ltd. (Singapore)
        Aviall Foreign Sales Corporation (Barbados)
        Airstocks Limited (Hong Kong)
        Aviall AB (Sweden)
        Aviall (Canada) Ltd. (Ontario)
        Aviall De Mexico S.A. DE C.V. (Mexico)
        Aviall of Texas GMBH (Germany)
        Aviall S.A.R.L. (France)
        Ryder Aviation AG (Switzerland)
        Ryder Aviation Export AG (Switzerland)
        Ryder Aviall Austr. Pty. Ltd. (Australia)
                 Mulay Pty. Ltd. (Australia)
                 Van Dusen Aircraft Supplies Ltd. (Australia)
        Ryder Aviall New Zealand Limited (New Zealand)

                                 SCHEDULE 4.01


        Items with respect to which Ryder will indemnify the Aviall Indemnitees in accordance with Section 4.01 of the Agreement:

        (1) All Losses arising out of the businesses conducted (formerly or currently) or to be conducted by Ryder (whether directly or through a Subsidiary or Affiliate of Ryder) or any Ryder Subsidiary or any previously owned division, Subsidiary or Affiliate of Ryder, whether such Losses relate to events, occurrences or circumstances occurring or existing, or whether such Losses are asserted, before or after the Distribution Date, excluding the businesses conducted (formerly or currently) or to be conducted by Aviall (whether directly or through a Subsidiary or Affiliate of Aviall), the Aviall Subsidiaries and any previously owned division, Subsidiary or Affiliate of Aviall, but including all Losses arising out of Ryder's discontinued aircraft leasing operations.

        (2) All Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to the following sections of the Information Statement or any preliminary or final Form 10 or any amendment thereto: "Introduction"; "The Distribution"; "Arrangements Between Ryder and Aviall Relating to the Distribution"; "Summary of Certain Information" (only to the extent that such summary includes information also contained in the foregoing sections); any letter to shareholders from an executive officer of Ryder (other than one who is to become a Separated Employee).

                                 SCHEDULE 4.02


        Items with respect to which Aviall will indemnify the Ryder Indemnitees in accordance with Section 4.02 of the Agreement:

        (1) All Losses arising out of any guarantees or obligations to third parties on the part of Ryder or any Ryder Subsidiary with respect to any obligations or Liabilities of Aviall or any Aviall Subsidiary to such third parties, including, without limitation, the Guaranty.

        (2) All Losses arising out of the businesses conducted (formerly or currently) or to be conducted by Aviall (whether directly or through a Subsidiary or Affiliate of Aviall), the Aviall Subsidiaries and any previously owned division, Subsidiary or Affiliate of Aviall, whether such Losses relate to events, occurrences or circumstances occurring or existing, or whether such Losses are asserted, before or after the Distribution Date.

        (3) All Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Information Statement or any preliminary or final Form 10 or any amendment thereto; provided, however, that such indemnification shall not apply to any Losses that arise out of or are based upon any statement or omission or alleged statement or omission made in any of the sections of the Information Statement or Form 10 that are listed in paragraph (2) of Schedule 4.01.